Exhibit 2.8

Execution Copy

QUNAR CAYMAN ISLANDS LIMITED

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of August 17, 2015

TO

INDENTURE

Dated as of June 17, 2015

2% CONVERTIBLE SENIOR NOTES DUE 2021

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of August 17, 2015 (the “First Supplemental Indenture”), between Qunar Cayman Islands Limited, an exempted limited liability company incorporated in the Cayman Islands (the “Company”), and U.S. Bank National Association, a national banking association organized under the laws of the United States, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture

WITNESSETH:

WHEREAS, the Company has heretofore delivered to the Trustee an Indenture dated as of June 17, 2015 (the “Indenture”), providing for the issuance by the Company of the Company’s 2% Convertible Senior Notes due 2021 (the “Securities”).

WHEREAS, Sections 4.08 and 10.14 of the Indenture provide for various matters with respect to HH Securities and SLP Securities.

WHEREAS, Section 9.02 of the Indenture provides that the Company may (a) amend or supplement the Indenture or the Securities with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Securities and (b) with the consent of the Holder of each outstanding Security affected may adversely affect the right of Holders to convert Securities in accordance with Article 10.

WHEREAS, the Board of Directors of the Company has duly adopted resolutions authorizing the Company to execute and deliver this First Supplemental Indenture.

WHEREAS, each Holder has consented to the execution and delivery of this First Supplemental Indenture.

WHEREAS, all of the conditions and requirements necessary to make this First Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of Securities of such series, as follows:

ARTICLE 1
AMENDMENTS TO INDENTURE

Section 1.01                             Addition of certain defined terms in Section 1.01 of the Indenture.  The following defined terms are hereby added to Section 1.02 of the Indenture:

“Side Letter” means that certain letter agreement dated August 17, 2015, among the Company, HH and Silver Lake with respect to certain rights of the Holders of HH Securities and SLP Securities.”

“HH Notice” means any notice by a HH Entity given to the Trustee and the Company in accordance with Section 13.01 of the Indenture with respect to the Company’s failure to comply with any term, covenant or agreement set forth in the Side Letter, which notice must (i) specify that such failure constitutes a “Default” under Section 6.01(k) of the Indenture, (ii) demand that such Default be remedied and (iii) state that the notice is a “Notice of Default.”

“SLP Notice” means any notice by a SLP Entity given to the Trustee and the Company in accordance with Section 13.01 of the Indenture with respect to the Company’s failure to comply with any term, covenant or agreement set forth in the Side Letter, which notice must (i) specify that such failure constitutes a “Default” under Section 6.01(k) of the Indenture, (ii) demand that such Default be remedied and (iii) state that the notice is a “Notice of Default”.

Term	Defined in Section

“Additional Amounts”	4.07
“Applicable Price”	10.14(c)
“Cash Settlement Percentage”	10.14(g)(i)
“Clause A Distribution”	10.06(c)
“Clause B Distribution”	10.06(c)
“Clause C Distribution”	10.06(c)
“Combination Settlement”	10.02(a)
“Conversion Agent”	2.03
“Conversion Obligation”	10.01(a)
“Distributed Property”	10.06(c)
“Effective Date”	10.14(a)
“Event of Default”	6.01
“Excluded Holder”	4.07
“Excluded Taxes”	4.07
“FATCA”	4.07(a)(vi)
“Fundamental Change Notice”	3.01(b)
“Fundamental Change Repurchase Date”	3.01(a)
“Fundamental Change Repurchase Price”	3.01(a)
“Fundamental Change Repurchase Right”	3.01(a)
“Global Security”	2.01
“Make-Whole Applicable Increase”	10.14(a)
“Make-Whole Conversion Period”	10.14(a)
“Merger Event”	10.11
“Ordinary Shares Private Placement Legend”	2.17
“Participants”	2.15(a)
“Paying Agent”	2.03
“Physical Security”	2.01
“Physical Settlement”	10.02(a)
“Reference Per ADS Price”	10.14(c)
“Reference Property”	10.11
“Registrar”	2.03
“Relevant Jurisdiction”	4.07(a)
“Repurchase Upon Fundamental Change”	3.01
“Resale Restriction Termination Date”	2.17
“Securities”	Preamble
“Security Private Placement Legend”	2.17
“Settlement Amount”	10.02(a)(i)
“Settlement Notice”	10.02(a)(i)
“Spin-Off”	10.06(c)
“Surviving Person”	4.07(a)
“Tax”	4.07(a)
“Trigger Event”	10.06(c)
“Valuation Period”	10.06(c)
“Voting Stock”	1.01
(Definition of “Change in Control”)

Section 1.03                             Amendment to Sections 2.01 and 2.06 of the Indenture.  Sections 2.01 and 2.06 of the Indenture are replaced in its entirety as follows:

“Section 2.01                       Form and Dating. The Securities and the Trustee’s certificate of authentication shall be substantially in the form set forth in Exhibit A, which is incorporated in and forms a part of this Indenture.  The Securities may have notations, legends or endorsements required by law, stock exchange rule or usage; provided that such notations, legends or endorsements are in a form reasonably acceptable to the Company and provided in writing to the Trustee.  Each Security shall be dated the date of its authentication.

All Affiliate Securities shall be issued in the form of permanent certificated Securities in registered form in substantially the form set forth in Exhibit A (each, a “Physical Security”) and, if applicable, bearing any legends required by Section 2.17.  Physical Securities may be issued in exchange for interests in a Global Security solely pursuant to Section 2.15.

So long as the Securities (including SLP Securities and HH Securities issued on June 17, 2015 as Physical Securities, but excluding Affiliate Securities, in each case subject to Section 2.06 and Section 2.17), or portion thereof, are eligible for book-entry settlement with the Depositary, unless otherwise required by law, subject to Section 2.15, such Securities may be represented by one or more Securities in global form registered in the name of the Depositary or the nominee of the Depositary (“Global Securities”).  The transfer and exchange of beneficial interests in any such Global Securities shall be effected through the Depositary in accordance with this Indenture and the applicable procedures of the Depositary.  Except as provided in Section 2.15, beneficial owners of a Global Security shall not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form and will not be considered Holders of such Global Security.

Any Global Securities shall represent such of the outstanding Securities as shall be specified therein and shall provide that it shall represent the aggregate amount of outstanding Securities from time to time endorsed thereon and that the aggregate amount of outstanding Securities represented thereby may from time to time be increased or reduced to reflect issuances, repurchases, redemptions, conversions, transfers or exchanges permitted hereby.  Any endorsement of a Global Security to reflect the amount of any increase or decrease in the amount of outstanding Securities represented thereby shall be made by the Trustee or the custodian for the Global Security, at the written direction of the Trustee, in such manner and upon instructions given by the Holder of such Securities in accordance with this Indenture.  Payment of principal of, and interest on, any Global Securities (including the Fundamental Change Repurchase Price, if applicable) shall be made to the Depositary in immediately available funds.”

“Section 2.06                       Transfer and Exchange. Subject to Section 2.15 and Section 2.16 hereof, where Securities are presented to the Registrar with a request to register their transfer or to exchange them for an equal principal amount of Securities of other authorized denominations, the Registrar shall register the transfer or make the exchange if the Registrar’s requirements under this Indenture for such transaction are met.  To permit registrations of transfer and exchanges, the Trustee shall authenticate Securities at the Registrar’s request or upon the Trustee’s receipt of a Company Order therefor.  The Company, the Registrar or the Trustee, as the case may be, shall not be required to register the transfer of or exchange any Security for which a Repurchase Notice has been delivered, and not withdrawn, in accordance with this Indenture, except if the Company has defaulted in the payment of the Fundamental Change Repurchase Price with respect to such Security or to the extent that a portion of such Security is not subject to such Repurchase Notice.

No service charge shall be made for any transfer, exchange or conversion of Securities, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer, exchange or conversion of Securities, other than exchanges pursuant to Section 2.07, Section 2.10, Section 3.01, Section 9.04 or Section 10.02, in each case, not involving any transfer.

If a Holder of a Physical Security wishes at any time to transfer such Physical Security (or portion thereof) to a Person who is not an Affiliate (that is required to take delivery thereof in the form of a Physical Security) or wishes to exchange its Physical Security for a Global Security, such Holder shall, subject to the restrictions on transfer imposed by applicable securities laws, the procedures set forth herein and in such Physical Security and the rules of the Depositary, and so long as the Securities are eligible for book-entry settlement with the Depositary, cause the exchange of such Physical Security for a beneficial interest in a Global Security.  Upon receipt by the Registrar of (1) such Physical Security, duly endorsed as provided herein, (2) instructions from such Holder directing the Trustee to increase the aggregate principal amount of the Global Security deposited with the Depositary or with the Trustee as custodian for the Depositary by the same aggregate principal amount as the Physical Security to be exchanged, such instructions to contain the name or names of a member of, or participant in, the Depositary that is designated as the transferee, the account of such member or participant and other appropriate delivery instructions, (3) in the case of a transfer, the assignment form on the back of the Physical Security completed in full, and (4) in the case of a transfer of Restricted Securities, an Affiliate Security, an SLP Security or a HH Security, such certifications or other information and/or legal opinions (which shall be required in the case of transfers of any Affiliate Security, SLP Security or HH Security by any Affiliated Entity, SLP Entity or HH Entity, as applicable, pursuant to Rule 144 under the Securities Act), as the Company may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act (or in the case of an exchange, the date of the Resale Restriction Termination Date shall be on or prior to the date of such exchange), then the Trustee shall cancel or cause to be canceled such Physical Security and concurrently therewith shall cause, or direct the Registrar to cause, in accordance with the applicable procedures of the Depositary, an increase to the aggregate principal amount of the Global Security or issue a new Global Security by the same aggregate principal amount as the Physical Security canceled; provided, that in the case of any transfer of an Affiliate Security, an SLP Security or a HH Security to a Person taking delivery thereof as a beneficial interest in a Global Security, any such transfer shall be made only either (i) in a transaction complying with Rule 144, (ii) pursuant to an effective registration statement, such effectiveness to be certified by the Company to the Trustee, or (iii) to Persons who agree to be bound by the restrictions applicable to such Holders for so long as such transferred securities constitutes “restricted securities.”

Section 1.04                             Deletion of Section 4.08 of the Indenture.  Section 4.08 of the Indenture is hereby deleted in its entirety.

Section 1.05                             Amendment to Section 6.01 of the Indenture. The following clause (k) is hereby added after clause (j) of Section 6.01:

“(k) the Company and the Trustee receives a HH Notice or a SLP Notice and the failure by the Company to comply with the applicable term, covenant or agreement set forth in the Side Letter is not cured within sixty (60) days after receipt of a HH Notice or SLP Notice, as applicable.”

Section 1.06                             Amendment to Section 7.02 of the Indenture.  The following clause (m) is hereby added after clause (l) in Section 7.02 of the Indenture:

“(m) The Trustee has no duty to monitor compliance with the Side Letter. The Trustee is entitled to treat any HH Notice or SLP Notice as conclusive evidence of the existence of a Default under Section 6.01(k) of the Indenture and the Trustee shall have no liability to any Person in acting in reliance thereon.  Without limiting the foregoing two sentences, the Trustee has no duty to inquire into the facts or circumstances set forth in any HH Notice or SLP Notice, to verify the contents of any such notice, to determine whether delivery of such notice was permitted by the Side Letter or to verify that such HH Notice or SLP Notice has been given by the HH Entities or SLP Entities, as the case may be.”

Section 1.07          Amendment to Section 10.14 of the Indenture.  Section 10.14 of the Indenture is hereby amended and replaced in its entirety with the following:

“Section 10.14     Increased Conversion Rate Applicable to Certain Securities Surrendered in Connection with Make-Whole Fundamental Changes.  (a) Notwithstanding anything herein to the contrary, the Conversion Rate applicable to each Security that is surrendered for conversion, in accordance with this Article 10, at any time during the period (the “Make-Whole Conversion Period”) from, and including, the effective date (the “Effective Date”) of a Make-Whole Fundamental Change (which Effective Date the Company shall disclose in the written notice referred to in Section 10.14(d)) (A) to, and including, the Close of Business on the date that is thirty (30) Business Days after the later of (i) such Effective Date and (ii) the date the Company mails to Holders the relevant notice of the Effective Date or (B) if such Make-Whole Fundamental Change also constitutes a Fundamental Change, to, and including, the Close of Business on the Fundamental Change Repurchase Date corresponding to such Fundamental Change, shall be increased to an amount equal to the Conversion Rate that would, but for this Section 10.14(a), otherwise apply to such Security pursuant to this Article 10, plus an amount equal to the Make-Whole Applicable Increase.

As used herein, “Make-Whole Applicable Increase” shall mean, with respect to a Make-Whole Fundamental Change, the amount, set forth in the following table, which corresponds to the Effective Date and the Applicable Price of such Make-Whole Fundamental Change:

	Applicable Price
Effective Date	$45.00	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$80.00	$85.00	$90.00	$95.00
17-Jun-15	5.1898	4.0956	3.2526	2.5939	2.0720	1.6534	1.3141	1.0394	0.8169	0.6325	0.4854
17-Jun-16	5.2199	4.0954	3.2338	2.5632	2.0345	1.6135	1.2750	1.0008	0.7780	0.5989	0.4522
17-Jun-17	5.2677	4.1021	3.2128	2.5270	1.9885	1.5616	1.2224	0.9504	0.7313	0.5544	0.4120
17-Jun-18	5.2943	4.0767	3.1519	2.4481	1.9006	1.4716	1.1333	0.8652	0.6521	0.4824	0.3484
17-Jun-19	5.2219	3.9289	2.9652	2.2449	1.6922	1.2720	0.9474	0.6957	0.5009	0.3508	0.2361
17-Jun-20	4.8882	3.4841	2.4720	1.7457	1.2192	0.8371	0.5620	0.3638	0.2218	0.1244	0.0588
17-Jun-21	4.0404	1.8182	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

provided, however, that:

(A)          if the actual Applicable Price of such Make-Whole Fundamental Change is between two (2) Applicable Prices listed in the table above under the column titled “Applicable Price,” or if the actual Effective Date of such Make-Whole Fundamental Change is between two Effective Dates listed in the table above in the row immediately below the title “Effective Date,” then the Make-Whole Applicable Increase for such Make-Whole Fundamental Change shall be determined by linear interpolation between the Make-Whole Applicable Increases set forth for such higher and lower Applicable Prices, or for such earlier and later Effective Dates based on a three hundred and sixty five (365) day year, as applicable;

(B)          if the actual Applicable Price of such Make-Whole Fundamental Change is greater than $95 per ADS (subject to adjustment in the same manner as the Applicable Prices pursuant to Section 10.14(a)(C)), then the Make-Whole Applicable Increase shall be determined jointly by the Company and the converting Holder on a best efforts basis using the agreed form Goldman Sachs’ QuoteTool convertible bond pricing model dated on the date of this Indenture and with the same set of assumptions used for any extension to the model or if the actual Applicable Price of such Make-Whole Fundamental Change is less than $45 per ADS (subject to adjustment in the same manner as the Applicable Prices pursuant to Section 10.14(a)(C)), then the Make-Whole Applicable Increase shall be obtained by reference to the amount that corresponds to a Applicable Price of $45;

(C)          if an event occurs that requires, pursuant to this Article 10 (other than solely pursuant to this Section 10.14), an adjustment to the Conversion Rate, then, on the date and at the time such adjustment is so required to be made, each Applicable Price set forth in the table above under the column titled “Applicable Price” shall be deemed to be adjusted so that such Applicable Price, at and after such time, shall be equal to the product of (A) such Applicable Price as in effect immediately before such adjustment to such Applicable Price and (B) a fraction the numerator of which is the Conversion Rate in effect immediately before such adjustment to the Conversion Rate and the denominator of which is the Conversion Rate to be in effect, in accordance with this Article 10, immediately after such adjustment to the Conversion Rate; and

(D)          each Make-Whole Applicable Increase amount set forth in the table above shall be adjusted in the same manner, for the same events and at the same time as the Conversion Rate is required to be adjusted pursuant to Section 10.06 through Section 10.13.

(b)           Subject to Section 10.11, upon surrender of Securities for conversion in connection with a Make-Whole Fundamental Change, the Company shall, at its sole option and discretion, satisfy the related Conversion Obligation by Physical Settlement or Combination Settlement in accordance with Section 10.02; provided, however, that if at the effective time of a Make-Whole Fundamental Change described in clause (b) of the definition of Change in Control the consideration for the Ordinary Shares or ADSs is composed entirely of cash, for any conversion of Securities following the Effective Date of such Make-Whole Fundamental Change, the Conversion Obligation shall be calculated based solely on the Applicable Price for the transaction and shall be deemed to be an amount equal to, per $1,000 principal amount of converted Securities, the Conversion Rate (including any Make-Whole Applicable Increase), multiplied by such Applicable Price.  In such event, the Conversion Obligation will be determined and shall be paid to Holders in cash on the third Business Day following the Conversion Date.

(c)           As used herein, “Applicable Price” shall have the following meaning with respect to a Make-Whole Fundamental Change: (i) if such Make-Whole Fundamental Change is a transaction or series of transactions described in clause (b) of the definition of Change in Control (without regard to the exclusion set forth therein) and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for Ordinary Shares or ADSs in such Make-Whole Fundamental Change consists solely of cash, then the “Applicable Price” with respect to such Make-Whole Fundamental Change shall be equal to the cash amount paid per ADS in such Make-Whole Fundamental Change and, (ii) if such Make-Whole Fundamental Change is a transaction or series of transaction described in clause (c) of the definition of Fundamental Change, or clause (a) or (c)  of the definition of “Change in Control” and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for Ordinary Shares or ADSs in such Make-Whole Fundamental Change consists solely of cash, then the “Applicable Price” with respect to such Make-Whole Fundamental Change shall be equal to the lower of (x) cash amount paid per ADS in such Make-Whole Fundamental Change (or in the case of a series of transactions, the volume-weighted average cash amount paid per ADS in such series of transactions that occurred during the two-month period immediately prior the Effective Time of such Make-Whole Fundamental Change), and (y) the average of the Closing Sale Prices per ADS for the five (5) consecutive Trading Days immediately preceding, but excluding, the Effective Date of such Make-Whole Fundamental Change, which average shall be appropriately adjusted by the Board of Directors, in its good faith determination, to account for any adjustment, pursuant hereto, to the Conversion Rate that shall become effective, or any event requiring, pursuant hereto, an adjustment to the Conversion Rate where the Ex Date of such event occurs, at any time during such five (5) consecutive Trading Days (as adjusted, the “Reference Per ADS Price”), and (iii) in all other circumstances, the “Applicable Price” with respect to such Make-Whole Fundamental Change shall be equal to the Reference Per ADS Price.

(d)           The Company shall deliver to each Holder (with a copy to the Trustee and the Conversion Agent), in accordance with Section 13.01, written notice of the Effective Date of the Make-Whole Fundamental Change within ten (10) days of such Effective Date.  Each such notice shall also state that, in connection with such Make-Whole Fundamental Change, the Company shall increase, in accordance herewith, the Conversion Rate applicable to Securities entitled as provided herein to such increase (along with a description of how such increase shall be calculated and the time periods during which Securities must be surrendered in order to be entitled to such increase, including, without limitation, the last day of the Make-Whole Conversion Period).

(e)           For avoidance of doubt, the provisions of this Section 10.14 shall not affect or diminish the Company’s obligations, if any, pursuant to Article 3 with respect to a Make-Whole Fundamental Change that also constitutes a Fundamental Change.

(f)            Nothing in this Section 10.14 shall prevent an adjustment to the Conversion Rate pursuant to Section 10.06 in respect of a Make-Whole Fundamental Change.”

ARTICLE 2
MISCELLANEOUS

Section 2.01          Ratification of Indenture.

This First Supplemental Indenture is an amendment supplemental to the Indenture and constitutes an integral part of the Indenture. The Indenture and this First Supplemental Indenture will henceforth be read together. Except as expressly modified or amended hereby, the Indenture continues in full force and effect and is in all respects confirmed, ratified and preserved. Every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby.

Section 2.02          Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS FIRST SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 2.03          Counterparts.

The parties may sign any number of copies of this First Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent one and the same agreement.  Delivery of an executed counterpart by facsimile or PDF shall be effective as delivery of a manually executed counterpart thereof.

[The Remainder of This Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

QUNAR CAYMAN ISLANDS LIMITED

By:	/s/ Chenchao Zhuang
Name:Chenchao Zhuang
Title:CEO

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Bradley Scarbrough
Name:Bradley Scarbrough
Title:Vice President